Exhibit 4.1

THE NAVIGATORS GROUP, INC.

AND

JPMORGAN CHASE BANK, N.A., as Trustee

FIRST SUPPLEMENTAL INDENTURE TO
INDENTURE DATED AS OF APRIL 17, 2006

SENIOR DEBT SECURITIES

Dated as of April 17, 2006

7% Senior Notes due May 1, 2016

EXHIBIT A:  Form of 7% Senior Note due May 1, 2016

i

THE NAVIGATORS GROUP, INC.

FIRST SUPPLEMENTAL INDENTURE TO
INDENTURE DATED AS OF APRIL 17, 2006

$125,000,000

7% Senior Notes due May 1, 2016

FIRST SUPPLEMENTAL INDENTURE, dated as of April 17, 2006 (this “First Supplemental Indenture”) between THE NAVIGATORS GROUP, INC., a Delaware corporation (the “Company”), and JPMORGAN CHASE BANK, N.A., a national banking association, as Trustee (the “Trustee”) under the Indenture dated as of April 17, 2006 (the “Indenture”) between the Company and the Trustee.

RECITALS

WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide, among other things, for unsecured debentures, notes or other evidences of indebtedness to be issued by the Company from time to time in one or more series under the Indenture;

WHEREAS, Section 2.02 of the Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.

WHEREAS, Section 9.01(g) of the Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Indenture to establish the form and terms and conditions of Securities of any series as provided by Sections 2.01 and 2.02 of the Indenture.

WHEREAS, the Board of Directors of the Company has duly adopted resolutions authorizing the Company to execute and deliver this First Supplemental Indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to enter into this First Supplemental Indenture to provide for the establishment of a new series of its Securities to be known as its 7% Senior Notes due May 1, 2016  (the “7% Senior Notes”); and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture and all things necessary to make (i) this First Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the 7% Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done.

NOW THEREFORE, in consideration of the purchase and acceptance of the 7% Senior Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and terms of the 7% Senior Notes, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1.                                   Relation to Indenture.  This First Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2.                                   Definitions.  For all purposes of this First Supplemental Indenture:

(a)                                  a term defined in the Indenture has the same meaning when used in this First Supplemental Indenture unless the definition of such term is amended and supplemented pursuant to this First Supplemental Indenture;

(b)                                 a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c)                                  the singular includes the plural and vice versa;

(d)                                 a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture, unless otherwise indicated;

(e)                                  headings are for convenience of reference only and do not affect interpretation;

(f)                                    the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this First Supplemental Indenture; and

(g)                                 the following terms have the meanings given to them in this Section 1.2(g):

“Comparable Treasury Issue,” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 7% Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 7% Senior Notes (“Remaining Life”).

“Comparable Treasury Price,” means, with respect to any Redemption Date, (i) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Credit Facility,” means the Second Amended and Restated Credit Agreement among The Navigators Group, Inc., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and a syndicate of lenders, dated as of January 31, 2005.

“Depositary,” means The Depository Trust Company, New York, New York, or any successor thereto registered as a clearing agency pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation.

“Fair Value,” when used with respect to common stock, means the fair value thereof as determined in good faith by the Board of Directors.

“Indebtedness,” of any Person means the principal of and premium, if any, and interest due on indebtedness of such Person, whether outstanding on the date of this First Supplemental Indenture or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed, and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness.  For the purposes of this definition, “indebtedness for money borrowed” means (i) any obligation of, or any obligation guaranteed by, such Person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any obligation of, or any such obligation guaranteed by, such Person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (iii) any obligations of such Person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any Sale and Lease-Back Transaction to which such Person is a party.

“Independent Investment Banker,” means either Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc., as specified by the Company, or, if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Redemption Date,” with respect to any 7% Senior Note or portion thereof to be redeemed, means the date fixed for such redemption by or pursuant to this First Supplemental Indenture or such 7% Senior Note.

“Redemption Price,” with respect to any 7% Senior Note or portion thereof to be redeemed, means the price at which it is to be redeemed as determined by or pursuant to this First Supplemental Indenture or such 7% Senior Note.

“Reference Treasury Dealer,” means (i) each of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. and their respective successors; provided, however, that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer and (ii) any three other Primary Treasury Dealers selected by the Company after consultation with the Independent Investment Banker.

“Reference Treasury Dealer Quotations,” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Regular Record Date,” for the interest payable on the 7% Senior Notes on any Interest Payment Date means the date specified in the 7% Senior Notes as the “record date.”

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any property (except for temporary leases for a term, including any renewal thereof of not more than one year and except for leases between the Company and a Subsidiary or between Subsidiaries of the Company), which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person.

“Significant Subsidiary,” means a Subsidiary which meets any of the following conditions (i) the Company and the Company’s other Subsidiaries’ investments in and advances to the Subsidiary exceed ten percent of the Company’s and the Company’s Subsidiaries’ total assets as of the end of the Company’s most recently completed fiscal year; (ii) the Company and the Company’s other Subsidiaries’ proportionate share of the Subsidiary’s total assets exceed ten percent of the Company’s and the Company’s Subsidiaries’ total assets as of the end of the Company’s most recently completed fiscal year; or (iii) the Company and the Company’s other Subsidiaries’ equity in the Subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exceeds ten percent of the Company’s and the Company’s Subsidiaries’ income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles for the Company’s most recently completed fiscal year.

“Special Record Date,” for the payment of any defaulted interest on the 7% Senior Notes means a special record date fixed by the Company pursuant to Section 2.14 of the Indenture.

“Treasury Rate,” means, with respect to any Redemption Date: (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.  The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

ARTICLE II

THE SERIES OF SECURITIES

Section 2.1.                                   Designation.  There shall be a series of Securities designated the “7% Senior Notes due May 1, 2016.”

Section 2.2.                                   Limitation on Aggregate Principal Amount.  The aggregate principal amount of the 7% Senior Notes shall initially be limited to $125,000,000.  The Company may, without the consent of the Holders of the 7% Senior Notes, issue additional Securities having the same interest rate, maturity date and other terms as the 7% Senior Notes initially issued hereunder.  Any such additional Securities, together with the 7% Senior Notes initially issued hereunder, will constitute a single series of Securities under the Indenture.  No additional Securities may be issued if an Event of Default under the Indenture has occurred and is continuing.

Section 2.3.                                   Principal Payment Date.  The principal amount of the 7% Senior Notes outstanding (together with any accrued and unpaid interest) shall be payable in a single installment on May 1, 2016, which date shall be the Stated Maturity of the 7% Senior Notes outstanding.

Section 2.4.                                   Interest and Interest Rates.  The rate of interest on each 7% Senior Note shall be 7% per annum, accruing from April 17, 2006, or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually in arrears on May 1 and November 1 of each year commencing November 1, 2006 (each such date, an “Interest Payment Date”) until the principal thereof shall have become due and payable, and until the principal thereof is paid or duly provided for or made available for payment.  The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months.  The amount of interest payable for any partial period shall be computed on the basis of the actual number of days elapsed in a 360-day year of twelve 30-day months.  In the event that any date on which interest is payable on any 7% Senior Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay).  The interest installment so payable in respect of any 7% Senior Note, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name such 7% Senior Note is registered at the close of business on April 15 or October 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.  Any such interest installment not so punctually paid or duly provided for in respect of any 7% Senior Note shall forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the Person in whose name such 7% Senior Note is registered at the close of business on a Special Record Date to be fixed by the Company for the payment of such defaulted interest, notice whereof shall be given to the Holders of the 7% Senior Notes not less than 15 days prior to such Special Record Date.

Section 2.5.                                   Place of Payment.  The Place of Payment where the 7% Senior Notes may be presented or surrendered for payment, where the 7% Senior Notes may be surrendered for registration of transfer or exchange and where notices and demand to or upon the Company in respect of the 7% Senior Notes and the Indenture may be served shall be the Corporate Trust Office of the Trustee.

Section 2.6.                                   Denomination.  The 7% Senior Notes shall be issuable in registered form without coupons in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Section 2.7.                                   Currency.  Principal, premium, if any, and interest on the 7% Senior Notes shall be payable in such coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts.

Section 2.8.                                   Form of 7% Senior Notes; Global Form.

(a)                                  The 7% Senior Notes shall be substantially in the form attached as Exhibit A hereto. The terms and provisions contained in the form of 7% Senior Notes set forth in Exhibit A shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture.

Any of the 7% Senior Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture as supplemented by this First Supplemental Indenture, or as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto, or to conform to usage, or to indicate any special limitations or restrictions to which any particular 7% Senior Notes are subject.

(b)                                 So long as any 7% Senior Notes are eligible for book-entry settlement with the Depositary, or unless otherwise required by law, or otherwise contemplated by Section 2.08 of the Indenture, all of the 7% Senior Notes shall be represented by one or more Securities in global form registered in the name of the

Depositary or the nominee of the Depositary (each and collectively, the “Global Note”).  The transfer and exchange of beneficial interests in any such Global Note shall be effected through the Depositary in accordance with the Indenture and the applicable procedures of the Depositary.  Except as provided in Section 2.08 of the Indenture, beneficial owners of a Global Note shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Note.

(c)                                  Any Global Note shall represent such of the outstanding 7% Senior Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding 7% Senior Notes from time to time endorsed thereon and that the aggregate amount of outstanding 7% Senior Notes represented thereby may from time to time be increased or reduced to reflect redemptions, transfers or exchanges permitted hereby.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding 7% Senior Notes represented thereby shall be made by the Trustee in such manner and upon instructions given by the Holder of such 7% Senior Notes in accordance with the Indenture.  Payment of principal of and interest and premium, if any, on any Global Note shall be made to the Holder of such 7% Senior Note.

Section 2.9.                                   Registrar and Paying Agent for the 7% Senior Notes.  The Trustee shall serve initially as Registrar and Paying Agent for the 7% Senior Notes.

Section 2.10.                             Sinking Fund Obligations.  The Company has no obligation to redeem or purchase any 7% Senior Notes pursuant to any sinking fund or analogous requirement or upon the happening of a specified event or at the option of a Holder thereof.

Section 2.11.                             Legal Defeasance and Covenant Defeasance.  The provisions of Section 8.02 of the Indenture (relating to legal defeasance) and Section 8.03 (relating to covenant defeasance) shall apply to the 7% Senior Notes.

Section 2.12.                             Optional Redemption.

(a)                                  The Company may redeem the 7% Senior Notes, in whole or in part, at any time at a Redemption Price equal to the greater of (i) 100% of the principal amount of the 7% Senior Notes then outstanding to be redeemed or (ii) an amount, as determined by an Independent Investment Banker, equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the 7% Senior Notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 40 basis points, plus, in either of the above cases, accrued and unpaid interest thereon to, but not including, the Redemption Date.

(b)                                 If less than all of the 7% Senior Notes are to be redeemed, the Trustee will select, by such method as it will deem fair and appropriate, including pro rata or by lot, the 7% Senior Notes to be redeemed in whole or in part; provided, that no 7% Senior Notes having a principal amount of $2,000 or less shall be redeemed in part; and provided, further, that 7 % Senior Notes and portions of 7% Senior Notes selected for redemption shall be in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof.

(c)                                  Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the 7% Senior Notes or portions thereof called for redemption.

(d)                                 Notwithstanding Section 3.03 of the Indenture, any notice to Holders of the foregoing redemption need not set forth the Redemption Price but only the manner of calculation thereof.  Promptly after the Company calculates the Redemption Price,  the Company shall give the Trustee notice thereof and the Trustee shall have no responsibility for calculating the Redemption Price.

Section 2.13.                             Payment of Taxes.  The following covenant shall be solely for the benefit of the Holders of the 7% Senior Notes.  The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary of the Company or upon the income, profits or property of the Company or any Subsidiary of the Company, and lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien upon the property of the Company or any such Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, governmental charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 2.14.                             Limitation on Liens on Stock of Significant Subsidiaries.  The following covenant shall be solely for the benefit of the Holders of the 7% Senior Notes.  Except for the lien on the shares of Navigators Insurance Company common stock under the Credit Facility, or any amendment, extension or replacement thereof, including replacements in the form of other instruments, facilities or structures that are used primarily to support the Company’s participation in the Lloyd’s of London market through Subsidiaries of the Company which are Lloyd’s corporate members, the Company will not, and it will not permit any Subsidiary of the Company to create, assume, incur or permit to exist any Indebtedness secured by a pledge, lien or other encumbrance (any pledge, lien or other encumbrance being hereinafter in this Section referred to as a “lien”) on the voting securities of any Significant Subsidiary or any Subsidiary succeeding to any substantial part of the business of the Company now conducted by any Significant Subsidiary, or the voting securities of a Subsidiary that owns, directly or indirectly, the voting securities of any of the Significant Subsidiaries or any Subsidiary succeeding to any substantial part of the business of the Company now conducted by any Significant Subsidiary without making effective provision whereby the 7% Senior Notes then outstanding (and, if the Company so elects, any other Indebtedness of the Company that is not subordinate to the 7% Senior Notes and with respect to which the governing instruments require, or pursuant to which the Company is otherwise obligated or required, to provide such security) shall be equally and ratably secured with such secured Indebtedness so long as such other Indebtedness shall be secured.  For the purposes of this covenant, “voting securities” means capital stock or other equity interests which ordinarily have voting power for the election of directors, managers or trustees of a Subsidiary, whether at all times or only so long as no senior class of capital stock or equity interest has such voting power by reason of any contingency.

If the Company shall hereafter be required to secure the 7% Senior Notes equally and ratably with any other Indebtedness pursuant to this Section, (i) the Company will promptly deliver to the Trustee an Officers’ Certificate stating that the foregoing covenant has been complied with, and an Opinion of Counsel stating that in the opinion of such counsel the foregoing covenant has been complied with and that any instruments executed by the Company or any Subsidiary of the Company in the performance of the foregoing covenant comply with the requirements of the foregoing covenant and (ii) the Trustee is hereby authorized to enter into an indenture or agreement supplemental hereto in form satisfactory to the Trustee in order to provide for such security.

Section 2.15.                             Limitations on Issue or Disposition of Common Stock of Significant Subsidiaries.  The following covenant shall be solely for the benefit of the Holders of the 7% Senior Notes.  As long as any of the 7% Senior Notes remain outstanding, the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the common stock of any Significant Subsidiary (except to the Company or to one or more Subsidiaries of the Company or for the purpose of qualifying directors); provided, however, that this covenant shall not apply if (i) the issuance, sale, assignment, transfer or other disposition is required to comply with the order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Company or one of its Subsidiaries; (ii) the entire common stock of a Significant Subsidiary then owned by the Company or by its Subsidiaries is disposed of in a single transaction or in a series of related transactions for consideration consisting of cash or other property which is at least equal to the Fair Value of such common stock; or (iii) after giving effect to the issuance, sale, assignment, transfer or other disposition, the Company and its Subsidiaries would own directly or indirectly at least 80% of the issued and outstanding common stock of such Significant Subsidiary and such issuance, sale, assignment, transfer or other disposition is made for consideration consisting of cash or other property which is at least equal to the Fair Value of such common stock.

Section 2.16.                             Events of Default.  In addition to the Events of Default set forth in Section 6.01 of the Indenture, the occurrence of the following shall be an Event of Default with respect to the 7% Senior Notes:

(a)                                  any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Company (including an Event of Default under any other series of Securities), whether such Indebtedness now exists or shall hereafter be created or incurred, shall happen and shall consist of default in the payment of more than $50,000,000 in principal amount of such Indebtedness at the maturity thereof (after giving effect to any applicable grace period) or shall result in such Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default shall not be cured or such acceleration shall not be rescinded or annulled within a period of 30 days after there shall have been received by the Company from the Trustee, or by the Company and the Trustee from the Holders of at least 25% in aggregate principal amount of the 7% Senior Notes then outstanding, a Notice of Default (as defined in the Indenture) with respect to the foregoing Default;

Section 2.17.                             Immediately Available Funds.  All payments of principal, premium, if any, and interest on Global Notes shall be made in immediately available funds.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1.                                   Trustee Not Responsible For Recitals.  The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.2.                                   Adoption, Ratification and Confirmation.  The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 3.3.                                   Separability.  In case any one or more of the provisions contained in this First Supplemental Indenture or in the 7% Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the 7% Senior Notes, but this First Supplemental Indenture and the 7% Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.4.                                   Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.5.                                   GOVERNING LAW.  THIS FIRST SUPPLEMENTAL INDENTURE AND EACH 7% SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS MAY OTHERWISE BE REQUIRED BY MANDATORY PROVISIONS OF LAW.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

THE NAVIGATORS GROUP, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Trustee

By:
Name:
Title:

EXHIBIT A

(FACE OF NOTE)

 7% Senior Note due May 1, 2016

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]*

CUSIP No. 638904 AA 0	$
No.

THE NAVIGATORS GROUP, INC., promises to pay to [CEDE & CO.]* or registered assigns, the principal sum of                          DOLLARS [or such other principal sum as set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto]* on May 1, 2016.

Interest Payment Dates:                 May 1 and November 1 of each year commencing November 1, 2006.

Regular Record Dates:        the close of business on April 15 or October 15 (whether or not a Business Day).

THE NAVIGATORS GROUP, INC.

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

JPMORGAN CHASE BANK, N.A., as Trustee

By:
Authorized Officer

* Insert in Global Notes.

(BACK OF NOTE)

7% Senior Note due May 1, 2016

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                       Interest.   The Navigators Group, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate of 7% per annum from April 17, 2006 until maturity. The Company will pay interest semiannually on May 1 and November 1 of each year (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance thereof; provided, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 1, 2006. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months.  The amount of interest payable for any partial period shall be computed on the basis of the actual number of days elapsed in a 360-day year of twelve 30-day months.

2.                                       Method of Payment.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15  (whether or not a Business Day) next preceding the Interest Payment Date, even if such Notes are canceled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the State of New York; provided, that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company and the Paying Agent at least 15 days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                       Paying Agent and Registrar.  Initially, JPMorgan Chase Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company may act in any such capacity.

4.                                       Indenture.  The Company issued the Notes under a Senior Indenture dated as of April 17, 2006 between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and in a First Supplemental Indenture dated as of April 17, 2006 (collectively herein called the “Indenture”), and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The Notes are general obligations of the Company. “Notes” means this Note and all other Notes of the series of which this Note is a part. The Notes are “Securities” within the meaning of the Indenture, and references in the Indenture to “Securities” (including terms such as “Global Securities”) include the Notes (and any “Global Notes” as used herein).

5.                                       Optional Redemption.

(a)                                  The Company may redeem the Notes, in whole or in part, at any time at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes then outstanding to be redeemed or (ii) an amount, as determined by an Independent Investment Banker, equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 40 basis points, plus, in either of the above cases, accrued and unpaid interest thereon to, but not including, the Redemption Date.

(b)                                 If less than all of the Notes are to be redeemed, the Trustee will select, by such method as it will deem fair and appropriate, including pro rata or by lot, the Notes to be redeemed in whole or in part; provided, that no Notes having a principal amount of $2,000 or less shall be redeemed in part; and provided, further, that Notes and portions of Notes selected for redemption shall be in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof.

(c)                                  Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

6.                                       Mandatory Redemption.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.                                       Notice of Redemption.  At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail, postage prepaid, to each Holder of Notes to be redeemed.  On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

8.                                       Denomination, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 or integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not transfer or exchange any Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption.

9.                                       Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes, except as provided in the Indenture.

10.                                 Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes and other series of Securities affected (treating the Notes and such other series as a single class), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and other series of Securities affected (treating the Notes and such other series as a single class). Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger, consolidation or certain other events, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect in any material respect the interests under the Indenture of any such Holder, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

11.                                 Defaults and Remedies.  Each of the following constitutes an Event of Default with respect to the Notes: (i) default by the Company in the payment of interest on the Notes when the same becomes due and payable and default continues for a period of 30 days; (ii) default by the Company in the payment of the principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; (iii) failure by the Company to comply with Section 5.01 of the Indenture; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes which are for the benefit of the Notes; (v) failure by the Company to cure a default under any mortgage, indenture or other instrument of more than $50,000,000 in principal amount of Indebtedness within 30 days after written notice of default; and (vi) certain events of bankruptcy or insolvency with respect to the Company. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes and other series of Securities affected (treating the Notes and such other series as a single class) may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes and other series of Securities affected (treating the Notes and such other series as a single class) may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes and other series of Securities affected (treating the Notes and such other series as a single class) then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium on the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

12.                                 Trustee Dealings With The Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

13.                                 No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

14.                                 Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized officer of the Trustee or an authenticating agent.

15.           Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties); JT TEN (= joint tenants with right of survivorship and not as tenants in common); CUST (= Custodian); and U/G/M/A (= Uniform Gifts to Minors Act).

16.                                 CUSIP Numbers.   Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

The Navigators Group, Inc.

Reckson Executive Park

6 International Drive

Rye Brook, New York 10573

Telephone: (914) 933-6025

Facsimile No.: (914) 933-6033

Attention:            Bradley D. Wiley, Senior Vice President,
Financial Compliance Officer and Secretary

ASSIGNMENT FORM

(To assign this Note, fill in the form below)

(I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                       to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:

Signature

Signature Guaranteed

NOTICE:  The signature to the foregoing Assignment must correspond to the name as written upon the face of this Note in every particular, without alteration or any change whatsoever.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a certificated Note, or exchanges of a part of another Global Note or certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee